UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2012

AEMETIS, INC.
(Exact name of registrant as specified in its charter)

______________

Nevada	000-51354	26-1407544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014
(Address of Principal Executive Office) (Zip Code)

 (408) 213-0940
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Third Eye Capital Corporation Amendment No. 5 to Note Purchase Agreement

On January 31, 2012, AE Advanced Fuels Keyes, Inc., a subsidiary of Aemetis, Inc. (“AAKF”) entered into a Limited Waiver, Consent and Amendment No. 5 to the Note Purchase Agreement with Third Eye Capital Corporation as Agent (the “Fifth Amendment”). Pursuant to the Fifth Amendment, Agent agreed to waive certain 2011 defaults, waive certain 2012 defaults, and consent to the issuance by AAKF of certain promissory notes on January 6, 2012 and January 9, 2012.

In return for the Agent’s 2011 waivers, AAKF agreed to pay Agent a fee of $100,000, payable in cash of $25,000 and at the option of Aemetis, either: (i) the issuance of 119,047 shares of Aemetis common stock, or (ii) by the addition to outstanding principal balance of the Notes of $75,000. On February 2, 2012, AAFK exercised its right to add the $75,000 fee to the outstanding principal balance of the Note.

In return for the Agent’s 2012 waivers, AAKF agreed to pay Agent a fee of $200,000 payable in Aemetis common stock or by the addition to the outstanding principal balance of the Notes.  AAKF also agreed to make a principal reduction payment on the Notes in the amount of $200,000 on January 31, 2012. On February 2, 2012, AAFK exercised its right to add the $200,000 fee to the outstanding principal balance of the Note.

As of January 24, 2012, the principal balance and all accrued and unpaid interest and fees outstanding on the Note was $5,973,750.17 and the accrued and unpaid Revenue Participation was $5,277,781.92.

The description of the Fifth Amendment is not complete and is qualified in its entirety by reference to the text of the agreement which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Limited Waiver, Consent and Amendment No. 5 to Note Purchase Agreement dated as of January 31, 2012 and among Aemetis Advanced Fuels Keyes, Inc., a Delaware corporation, Third Eye Capital Corporation, an Ontario corporation, as agent, Third Eye Capital Credit Opportunities Fund - Insight Fund and Sprott Private Credit Fund L.P.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Aemetis, Inc.

Date: February 3, 2012	By:	/s/ Eric A. McAfee
Eric McAfee
Chief Executive Officer